Exhibit 99.1

New Media Announces Solid First Quarter 2016 Results and Dividend of $0.33 per Common Share;

Announces the Acquisition of Journal Multimedia for $18.0 Million

NEW YORK, N.Y. April 28, 2016 – New Media Investment Group Inc. (“New Media” or the “Company”, NYSE: NEWM), one of the largest publishers of locally based print and online media in the United States as measured by number of publications, today reported its financial results for the first quarter ended March 27, 2016.

First Quarter 2016 Financial Summary

•	New Media declares a cash dividend of $0.33 per common share

•	Total revenues of $300.1 million, an increase of 19.7% to prior year, and a decrease of 5.1% on a same store basis, the third consecutive quarter of improving same store revenue trends*

•	Digital revenue of $27.5 million, an increase of 6.9% to prior year on a same store basis*

•	Operating income of $7.0 million, an increase of 170.3% to prior year

•	Net income of $5.0 million, an increase of $11.0 million to prior year

•	As Adjusted EBITDA of $29.1 million, an increase of 15.1% to prior year*

•	Free cash flow of $18.6 million, a decrease of 1.7% to prior year; however, adjusting for one-time cash taxes paid as a result of the gain on sale of the Las Vegas Review Journal (“Vegas”) in the current period, and an interest timing benefit in the prior year, adjusted free cash flow increased 19.6% to prior year*

•	Free cash flow per basic share of $0.42*

•	Liquidity, consisting of cash on the balance sheet and undrawn revolver, of $119.4 million

First Quarter 2016 & Subsequent Business Highlights

•	Acquired the Business Information Division of Dolan LLC (“Dolan”) for $35.0 million in Q1

•	Completed the acquisition of the Erie Times-News (“Erie”) and related publications and certain liabilities for $11.5 million in Q1

•	Purchased ThriveHive, an award winning marketing software company that focuses on small businesses, for $11.8 million in Q1

•	Reached an agreement in Q2 to acquire substantially all of the assets of Journal Multimedia, a multi-title publishing, events, media, and research company for $18.0 million in cash, which is expected to close later this quarter

•	Propel Marketing (“Propel”), our leading national provider of digital marketing products and services for local businesses, was named a Google AdWords Premier Partner for small and medium sized businesses (“SMBs”)

•	Sarasota Herald-Tribune investigations editor, Michael Braga, won the Pulitzer Prize for his role in a year-long investigation with the Tampa Bay Times detailing horrific conditions in Florida’s mental health hospitals

Summary of First Quarter 2016 Results

($ in million, except per share)
GAAP Reporting
Revenues	$300.1
Operating income	$7.0
Net income	$5.0

Non-GAAP Reporting*
As Adjusted EBITDA	$29.1
Free cash flow	$18.6
Free cash flow per basic share	$0.42

*	For definitions and reconciliations of Non-GAAP Reporting measures, please refer to the Non-GAAP Financial Measures Note and reconciliations below. For reconciliation of adjusted free cash flow, please refer to page 3.

“Since inception New Media has been committed to its acquisition strategy and our year to date activity reflects the positive momentum we have carried into 2016,” said Michael E. Reed, New Media President and Chief Executive Officer. During the first quarter we deployed over $58 million through three acquisitions:

•	Dolan – Leading provider of industry-specific news for the legal, financial, real estate, and government affairs sectors in the 17 markets it serves across the U.S.

•	Erie – Daily newspaper, first published in 1888, which is the dominant source of local news and advertising in Erie, Pennsylvania

•	ThriveHive – Turnkey proprietary software platform that enables SMB owners to manage their own digital and contact marketing campaigns. We believe this acquisition will help drive higher margins for Propel by transforming it from a marketing services reseller into a software and technology platform.

“Subsequent to the quarter, New Media also reached an agreement to acquire substantially all of the assets of Journal Multimedia, a multi-title publisher of business journals, trade and consumer magazines, digital products, and a research and events division for $18.0 million in cash, at the mid-point of our acquisition range of 3.5x to 4.5x the seller’s LTM As Adjusted EBITDA. By leveraging its award-winning business and consumer publications, websites, and events, Journal Multimedia has built a unique and diverse audience and advertiser base, which today is made up of the following assets:

•	Central Penn Business Journal, NJBIZ, and Lehigh Valley Business – Regional business journals that serve as the leading source of local business news in their respective markets

•	Best Companies Group – Rapidly growing research division that partners with local businesses and media outlets to create “Best Places to Work” publications and events

•	Central Penn Parent – Family-focused monthly publication in East and Central Pennsylvania

•	Pet Age – National trade magazine serving the pet industry

•	FGV Media – Digital marketing company that produces video and web services for SMBs

“The acquisition of Journal Multimedia is compelling as it allows us to further build out the B2B media business we created with the acquisition of Dolan in early Q1. Furthermore, and similar to the acquisition of Dolan, we believe Journal Multimedia’s print product subscribers are the ideal candidates for Propel’s services as they consist of SMBs that market themselves online to support and grow their businesses.

“In addition to the steadfast inorganic growth we have been able to achieve through acquisitions, we are also very pleased with Propel’s continued success. During the first quarter, Propel generated $9.8 million of revenue, a 71.4% increase to the prior year. We’re also excited to announce that Propel recently became a Google AdWords Premier SMB Partner. This program connects Google’s trusted AdWords partners with SMBs that want help creating, managing, and optimizing their online advertising campaigns. This distinction recognizes Propel’s proven expertise, experience, and commitment to SMB owners.

“With our traditional media business producing strong cash flows, and ample liquidity available to be deployed into future acquisitions, we remain confident in New Media’s ability to execute on its inorganic growth strategy. Furthermore, as Propel scales across current and new markets, and as new revenue streams are developed, we continue to see a path for the Company to achieve long-term organic revenue growth by year-end 2017. Looking ahead, we believe our highly accretive acquisitions and improving same store revenue trends position New Media to create substantial returns for our shareholders.”

New Media anticipates the Journal Multimedia deal will close in the second quarter of 2016 subject to customary closing conditions; however, there can be no assurance as to the timing or the occurrence of the closing.

First Quarter 2016 Financial Results

New Media recorded total revenues of $300.1 million for the quarter, an increase of 19.7% when compared to the prior year, and a decrease of 5.1% on a same store basis. Q1 represents the third consecutive quarter of improving same store revenue trends. Total Print Advertising decreased 11.2% on a same store basis primarily driven by continued pressure on Local Print Advertising, Preprints, and Classified Print which decreased 14.0%, 11.3%, and 6.9% respectively. The declines in Print Advertising and Preprints reflect the ongoing secular pressure these categories face, and specifically with Preprints, the decline is driven by major retailers pulling back on frequency, seeking rate concessions, and closing stores in our markets.

Digital continues to be a strong revenue category and increased 6.9% on a same store basis to $27.5 million. Propel generated $9.8 million in revenue, an increase of 71.4% to the prior year on a same store basis.

Circulation, our largest individual revenue category at 35% of total revenues, increased 1.4% on a same store basis driven by promotions and methodical price increases to drive revenue growth. Lastly, Commercial Print and Other revenue, on a same store basis, decreased 4.9% to the prior year.

Total expenses were reduced by 6.7% to the prior year, on a same store basis, totaling $271.0 million after adjusting for non-recurring and non-cash items.

As Adjusted EBITDA of $29.1 million increased $3.8 million, or 15.1%, to the prior year. Free cash flow of $18.6 million was negatively impacted by a $0.9 million one-time income tax charge as a result of the gain on sale of Vegas. In addition, the prior year had an interest timing benefit of $2.6 million. Adjusting for these two items, adjusted free cash flow increased 19.6% to the prior year.

First Quarter 2016 Dividend

New Media’s Board of Directors declared a first quarter 2016 cash dividend of $0.33 per share of common stock. The dividend is payable on May 19, 2016 to shareholders of record as of the close of business on May 11, 2016.

The declaration and payment of any dividends are at the sole discretion of the Board of Directors, which may decide to change the Company’s dividend policy at any time.

Additional Information

For additional information that management believes to be useful for investors, please refer to the presentation posted on the Investor Relations section of New Media’s website, www.newmediainv.com and the Company’s Quarterly Report on Form 10-Q, which will be available on the Company’s website. Nothing on our website is included or incorporated by reference herein.

Earnings Conference Call

New Media’s management will host a conference call on Thursday, April 28, 2016 at 11:00 A.M. Eastern Time. A copy of the earnings release will be posted to the Investor Relations section of New Media’s website, www.newmediainv.com.

All interested parties are welcome to participate on the live call. The conference call may be accessed by dialing 1-877-601-8827 (from within the U.S.) or 1-918-534-8645 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please reference “New Media First Quarter Earnings Call.”

A simultaneous webcast of the conference call will be available to the public on a listen-only basis at www.newmediainv.com. Please allow extra time prior to the call to visit the website and download any necessary software required to listen to the internet broadcast.

A telephonic replay of the conference call will also be available approximately two hours following the call’s completion through 11:59 P.M. Eastern Time on Thursday, May 12, 2016 by dialing 1-855-859-2056 (from within the U.S.) or 1-404-537-3406 (from outside of the U.S.); please reference access code “89754742.”

About New Media Investment Group Inc.

New Media is focused primarily on investing in a high quality, diversified portfolio of local media assets, and on growing existing advertising and digital marketing businesses. The Company is one of the largest publishers of locally based print and online media in the United States as measured by our 125 daily publications. As of March 27, 2016, the Company operates in over 520 markets across 35 states. New Media’s portfolio of products, as of March 27, 2016, include over 620 business and community publications and over 520 websites, serve more than 195,000 business advertising accounts, and reach 20 million people on a weekly basis.

For more information regarding New Media and to be added to our email distribution list, please visit www.newmediainv.com.

Non-GAAP Financial Measures

The Company strongly urges stockholders and other interested persons not to rely on any single financial measure to evaluate its business. In addition, because same store results, Adjusted EBITDA, As Adjusted EBITDA, adjusted free cash flow, free cash flow, and free cash flow per share are not measures of financial performance under GAAP and are susceptible to varying calculations, these non-GAAP measures, as presented in this press release, may differ from and may not be comparable to similarly titled measures used by other companies.

Same Store Results

Same store results, a non-GAAP financial measure, take into account material acquisitions and divestitures of the company by adjusting prior year performance to include or exclude financial results as if the Company had owned or divested a business for the comparable period. The acquisition of Monroe News and ThriveHive (“tuck-in acquisitions”) were funded from the Company’s available cash and not considered material.

Adjusted EBITDA, As Adjusted EBITDA, and Free Cash Flow

The Company defines Adjusted EBITDA as net income (loss) from continuing operations before income tax expense (benefit), interest/financing expense, depreciation and amortization, and non-cash impairments. The Company defines As Adjusted EBITDA as Adjusted EBITDA before transaction and project costs, non-cash items such as non-cash compensation, non-recurring integration and reorganization costs, gain/loss on sale or disposal of assets, and Adjusted EBITDA from non-wholly owned subsidiaries. The Company defines free cash flow as As Adjusted EBITDA less capital expenditures, cash taxes, interest paid, and pension payments.

Management’s Use of Adjusted EBITDA, As Adjusted EBITDA, and Free Cash Flow

Adjusted EBITDA, As Adjusted EBITDA, and free cash flow are not measures of financial performance under GAAP and should not be considered in isolation or as alternatives to income from operations, net income (loss), cash flow from continuing operating activities or any other measure of performance or liquidity derived in accordance with GAAP. New Media’s management believes these non-GAAP measures, as defined above, are useful to investors for the following reasons:

•	Evaluating performance and identifying trends in day-to-day performance because the items excluded have little or no significance on the Company’s day-to-day operations;

•	Providing assessments of controllable expenses that afford management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieving optimal financial performance; and

•	Indicators for management to determine if adjustments to current spending decisions are needed.

Adjusted EBITDA, As Adjusted EBITDA, and free cash flow provide New Media with measures of financial performance, independent of items that are beyond the control of management in the short-term, such as depreciation and amortization, taxation, and interest expense associated with its capital structure. These metrics measure New Media’s financial performance based on operational factors that management can impact in the short-term, namely the cost structure or expenses of the organization. Adjusted EBITDA, As Adjusted EBITDA, and free cash flow are some of the metrics used by senior management and the Board of Directors to review the financial performance of the business on a monthly basis. In addition, New Media’s management utilizes these metrics to evaluate the Company’s performance, along with other criteria, to determine the funds available for paying the quarterly dividend.

Forward-Looking Statements

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the expected benefits of prior and future acquisitions, expected revenue trends and our ability to continue to grow free cash flow and, our dividend and deliver shareholder returns, our ability to leverage our scale to lower expenses, growing our digital services business and revenues, pursuing and completing future acquisitions and strategic opportunities, the availability of such opportunities, the ability to source and identify such opportunities and the benefits associated with such opportunities, and improving revenue trends driven by investments in digital and print initiatives. These statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties, such as continued declines in advertising and circulation revenues exceeding what we have seen in the past 12 months, economic conditions in the markets in which we operate, competition from other media companies, the possibility of insufficient interest in our digital business, technological developments in the media sector, an ability to source acquisition opportunities with an attractive risk-adjusted return profile, inadequate diligence of acquisition targets, and difficulties integrating and reducing expenses at our newly acquired businesses. These and other risks and uncertainties could cause actual results to differ materially from those described in the forward-looking statements, many of which are beyond our control. The Company can give no assurance that its expectations will be attained. Accordingly, you should not place undue reliance on any forward-looking statements contained in this press release. For a discussion of some of the risks and important factors that could cause actual results to differ from such forward-looking statements, see the risks and other factors detailed from time to time in the Company’s Annual Report on Form 10-K,

Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission. Furthermore, new risks and uncertainties emerge from time to time, and it is not possible for the Company to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Contact:

Sara Yakin, Investor Relations

ir@newmediainv.com

(212) 479-3160

Source: New Media Investment Group Inc.

NEW MEDIA INVESTMENT GROUP INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands, except share data)

	March 27, 2016	December 27, 2015
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$79,390	$146,638
Restricted cash	3,200	6,967
Accounts receivable, net of allowance for doubtful accounts of $4,593 and $4,479 at March 27, 2016 and December 27, 2015, respectively	118,560	136,249
Inventory	17,517	15,744
Prepaid expenses	20,497	14,549
Other current assets	17,174	11,763

Total current assets	256,338	331,910
Property, plant, and equipment, net of accumulated depreciation of $96,108 and $85,038 at March 27, 2016 and December 27, 2015, respectively	381,414	384,824
Goodwill	206,236	171,119
Intangible assets, net of accumulated amortization of $27,505 and $23,122 at March 27, 2016 and December 27, 2015, respectively	339,339	303,575
Other assets	9,863	5,692

Total assets	$1,193,190	$1,197,120

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$13,509	$3,509
Accounts payable	13,334	9,571
Accrued expenses	73,512	100,173
Deferred revenue	72,308	62,294

Total current liabilities	172,663	175,547
Long-term liabilities:
Long-term debt	340,085	350,266
Long-term liabilities, less current portion	11,289	9,192
Deferred income taxes	4,459	3,988
Pension and other postretirement benefit obligations	26,944	11,054

Total liabilities	555,440	550,047

Stockholders’ equity:
Common stock, $0.01 par value, 2,000,000,000 shares authorized at March 27, 2016 and December 27, 2015; 44,900,139 and 44,710,497 issued, at March 27, 2016 and December 27, 2015, respectively	445	445
Additional paid-in capital	605,877	605,033
Accumulated other comprehensive loss	(3,134)	(3,158)
Retained earnings	34,915	44,753
Treasury stock, at cost, 23,109 and 0 shares at March 27, 2016 and December 27, 2015, respectively	(353)	—

Total stockholders’ equity	637,750	647,073

Total liabilities and stockholders’ equity	$1,193,190	$1,197,120

NEW MEDIA INVESTMENT GROUP INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Operations

and Comprehensive Income (Loss)

(In thousands, except per share data)

	Three months ended	Three months ended
	March 27, 2016	March 29, 2015
Revenues:
Advertising	$163,637	$143,795
Circulation	103,877	81,054
Commercial printing and other	32,590	25,768

Total revenues	300,104	250,617
Operating costs and expenses:
Operating costs	174,453	140,712
Selling, general, and administrative	100,084	89,130
Depreciation and amortization	16,091	15,702
Integration and reorganization costs	926	1,927
Loss on sale or disposal of assets	1,520	545

Operating income	7,030	2,601
Interest expense	7,354	8,992
Other (income) expense	(164)	1

Loss from continuing operations before income taxes	(160)	(6,392)
Income tax benefit	(5,127)	(326)

Net income (loss)	4,967	(6,066)

Income (loss) per share:
Basic:
Net income (loss)	$0.11	$(0.14)
Diluted:
Net income (loss)	$0.11	$(0.14)

Dividends declared per share	$0.33	$0.30

Comprehensive income (loss)	$4,991	$(6,043)

NEW MEDIA INVESTMENT GROUP INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Cash Flows

(In thousands)

	Three months ended	Three months ended
	March 27, 2016	March 29, 2015
Cash flows from operating activities:
Net income (loss)	$4,967	$(6,066)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	16,091	15,702
Non-cash compensation expense	619	141
Non-cash interest expense	696	718
Deferred income taxes	(5,124)	(326)
Loss on sale or disposal of assets	1,520	545
Pension and other postretirement benefit obligations	(60)	(329)
Changes in assets and liabilities:
Accounts receivable, net	25,468	10,584
Inventory	(1,621)	263
Prepaid expenses	(4,623)	(1,276)
Other assets	(1,190)	(534)
Accounts payable	1,115	(8,996)
Accrued expenses	(30,542)	14,048
Deferred revenue	2,239	(83)
Other long-term liabilities	273	664

Net cash provided by operating activities	9,828	25,055

Cash flows from investing activities:
Purchases of property, plant, and equipment	(2,588)	(1,692)
Proceeds from sale of publications and other assets	243	—
Acquisitions, net of cash acquired	(58,727)	(378,534)

Net cash used in investing activities	(61,072)	(380,226)

Cash flows from financing activities:
Payment of debt issuance costs	—	(374)
Borrowings under term loans	—	98,685
Borrowings under revolving credit facility	—	84,000
Repayments under term loans	(877)	(563)
Repayments under revolving credit facility	—	(60,000)
Payment of offering costs	—	(884)
Issuance of common stock, net of underwriter’s discount	—	150,866
Purchase of treasury stock	(353)	—
Payment of dividends	(14,774)	(13,339)

Net cash (used in) provided by financing activities	(16,004)	258,391

Net decrease in cash and cash equivalents	(67,248)	(96,780)
Cash and cash equivalents at beginning of period	146,638	123,709

Cash and cash equivalents at end of period	$79,390	$26,929

NEW MEDIA INVESTMENT GROUP INC. AND SUBSIDIARIES

As Adjusted EBITDA

(In thousands, except share and per share data)

	Three months ended	Three months ended
	March 27, 2016	March 29, 2015
Net income (loss)	$4,967	$(6,066)
Income tax benefit	(5,127)	(326)
Interest expense	7,354	8,992
Depreciation and amortization	16,091	15,702

Adjusted EBITDA from continuing operations	23,285	18,302
Non-cash compensation and other expense	3,364	4,502
Integration and reorganization costs	926	1,927
Loss on sale or disposal of assets	1,520	545

As Adjusted EBITDA	29,095	25,276
Interest paid	(6,773)	(4,127)
Net capital expenditures	(2,588)	(1,692)
Pension payments	(60)	(329)
Cash taxes(1)	(1,055)	(180)

Free Cash Flow	18,619	18,948

Basic weighted average shares outstanding	44,769,021	42,759,675
Diluted weighted average shares outstanding	44,806,072	42,759,675
Basic Free Cash Flow per share	$0.42	$0.44

(1)	Cash paid, net of refunds.

NEW MEDIA INVESTMENT GROUP INC. AND SUBSIDIARIES

Same Store Revenues

(In thousands)

	Three months ended	Three months ended
	March 27, 2016	March 29, 2015
Total revenues from continuing operations	$300,104	$250,617
Revenue adjustment for material acquisitions(1)	—	65,586

Same Store Revenues	$300,104	$316,203

(1)	Material acquisitions include Halifax, Stephens (less Las Vegas), Columbus, Dolan, and Erie.